Exhibit 10.3

EXECUTION COUNTERPART
$300,000,000 CREDIT AGREEMENT
Dated as of December 21, 2006
Among
EBG HOLDINGS LLC
as Borrower
and
THE INITIAL LENDERS HEREIN
as Initial Lenders
and
CREDIT SUISSE
as Administrative Agent
and
CREDIT SUISSE SECURITIES (USA) LLC AND
GOLDMAN SACHS CREDIT PARTNERS L.P.
as Co-Syndication Agent and as Co-Documentation Agent
and
CREDIT SUISSE SECURITIES (USA) LLC AND
GOLDMAN SACHS CREDIT PARTNERS L.P.
as Joint Lead Arrangers and as Joint Book Running Managers

ii

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Make Whole Premium
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(c)	-	Ownership Information
Schedule 4.01(e)	-	Consents and Approvals
Schedule 4.01(g)	-	Litigation
Schedule 4.01(o)	-	Environmental Matters
Schedule 4.01(p)	-	Existing Debt
EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Solvency Certificate
Exhibit E	-	Form of Annual Budget

iii

CREDIT AGREEMENT
          CREDIT AGREEMENT dated as of December 21, 2006 among EBG HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), the Lenders (as hereinafter defined), CREDIT SUISSE, CAYMAN ISLANDS BRANCH (“CS”), as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent”) for the Lenders, CREDIT SUISSE SECURITIES (USA) LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as co-syndication agents (together with any successor co-syndication agents, the “Co-Syndication Agent”), CREDIT SUISSE SECURITIES (USA) LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as co-documentation agents (together with any successor co-documentation agents, the “Co-Documentation Agent”), CREDIT SUISSE SECURITIES (USA) LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead arrangers (together with any successor joint lead arrangers, the “Joint Lead Arrangers”) and as joint lead book running managers (together with any successor joint lead arrangers, the “Joint Book Running Managers”).
PRELIMINARY STATEMENTS:
          (1) The Borrower has requested that the Lenders provide a term loan facility to the Borrower and make loans up to $300,000,000 to pay transaction fees and expenses and to fund in part the Distribution and the Tender Offer (each as hereinafter defined) and to provide funds for other general corporate purposes of the Borrower.
          (2) The Borrower has commenced the Tender Offer (as herein after defined) for up to $925,000,000 of its Units (as hereinafter defined) to be financed in part with the proceeds of the loans hereunder.
          (3) Simultaneously with the entering into of this Agreement, Boston Generating, LLC (“BostonGen”) and the Guarantors named therein are entering into that certain (a) First Lien Credit and Guarantee Agreement dated as of the date hereof (the “First Lien Credit Agreement”) with each of the banks, financial institutions and other institutional lenders party thereto from time to time (the “First Lien Lenders”), and CS, as administrative agent (the “First Lien Administrative Agent”), and (b) Second Lien Credit and Guaranty Agreement, dated as of the date hereof (the “Second Lien Credit Agreement”) with each of the banks, financial institutions and other institutional lenders party thereto from time to time (the “Second Lien Lenders”), and CS, as administrative agent (the “Second Lien Administrative Agent”), the proceeds of which shall be used to (i) repay in full amounts outstanding under the Existing Credit Agreements, (ii) fund the Distribution and the Tender Offer, (iii) provide working capital, and (iv) to pay transaction fees and expenses (“Transaction Costs”).
          (4) The Borrower intends to make a pro rata distribution to its unit holders, prior to the purchase of Units in the Tender Offer, in an amount of up to $40,000,000 to be financed in part with the proceeds of the loans hereunder (the “Distribution”).
          (5) The Lenders have indicated their willingness to agree to make Loans (as hereinafter defined), subject to the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Administrative Agent” has the meaning specified in the recital of parties to this Agreement.
     “Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lenders from time to time.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 15% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.
     “Agreement” means this Credit Agreement, as amended.
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.
     “Applicable Margin” means 6.00% per annum for Base Rate Loans and 7.00% per annum for Eurodollar Rate Loans.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Asset Sale” means any sale, lease, transfer or other disposition of any Property of the Borrower or any of its Subsidiaries (other than (a) sales of (or the granting of any option or other right to purchase, lease or otherwise acquire) power, natural gas, fuel, capacity, gas or fuel transportation, power transportation or ancillary services or other inventory in the ordinary course of such Person’s business including, without limitation, Permitted Trading Activities, (b) the liquidation, sale or use of Cash and Cash Equivalents, (c) sales, transfers or other dispositions of assets among BostonGen and its Subsidiaries, (d) sales or discounts without recourse of accounts receivable arising in the ordinary course of such Person’s business in connection with the compromise or collection thereof, (e) dispositions required or contemplated by the Contractual Obligations in existence as of the date hereof with or relating to Governmental Authorities and relating to the Subsidiaries of BostonGen and (f) sales, transfers or other dispositions of Property on an arm’s length basis for cash consideration in an aggregate amount not to exceed $10,000,000 per calendar year).
     “Asset Sale Proceeds” means, with respect to any Asset Sale, the Net Cash Proceeds payable to the Borrower or any of its Subsidiaries in connection with such Asset Sale.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07 or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.
     “Auction Date” means the date of the consummation of the Tender Offer.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
     “Base Case Projections” has the meaning specified in Section 3.01(a)(ix).
     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
     (a) the rate of interest announced publicly by CS in New York, New York, from time to time, as the prime rate; and
     (b) 1/2 of 1% per annum above the Federal Funds Rate.
     “Base Rate Loan” means any Loan that bears interest as provided in Section 2.07(a)(i).
     “Borrower” has the meaning specified in the recital of parties to this Agreement.
     “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type made by the Lenders.
     “BostonGen” has the meaning specified in the preliminary statements to this Agreement.
     “BostonGen Facilities” means each of the First Lien Credit Agreement and the Second Lien Credit Agreement.
     “BostonGen Repayment Event” means the date on which both (a) a Repayment Event (as defined in the First Lien Credit Agreement) or any other similar event under any Successor Facility (as defined below) has occurred on or prior to such date and (b) a Repayment Event (as defined in the Second Lien Credit Agreement) or any other similar event under any Successor Facility (as defined below) has occurred on or prior to such date; provided that, any such Repayment Event or similar event shall not be deemed to have occurred under any facility by reason of any extension, replacement or other refinancing of such facility, in each case in an aggregate principal amount not to exceed the sum of the principal amount being extended, replaced or refinanced, accrued interest thereon, prepayment premiums (if any) and associated transaction fees and expenses (such extension, replacement or refinancing, a “Successor Facility”).
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Call Premium” shall mean, with respect to any applicable prepayment under Section 2.05 or Section 2.14, an amount equal to (a) the Make Whole Premium on such prepayment if such prepayment is made on or prior to the second anniversary of the Effective Date, (b) 3.00% of the aggregate principal amount of such prepayment if such prepayment is made after the second anniversary of the Effective Date but on or prior to the third anniversary of the Effective Date, (c) 2.00% of the aggregate principal amount of such prepayment if such prepayment is made after the third anniversary of the Effective Date but on or prior to the fourth anniversary of the Effective Date or (d) 1.00% of the aggregate principal amount of such prepayment if such prepayment is made after the fourth anniversary of the Effective Date but on or prior to the fifth anniversary of the Effective Date. Any commitment reduction or prepayment after the fifth anniversary of the Effective Date will not be subject to the Call Premium.
     “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
     “Cash” means money, currency or a credit balance in any demand account or deposit account.
     “Cash Equivalents” means any of the following: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of AA- or higher from S&P or Aa3 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (c) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A 1 or P 1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Depositary, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) above; (f) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above (without regard, however, to the thirty (30) day term restriction described in clause (e) above or the one year term restriction described in clause (a) above); (g) other short-term investments utilized by foreign subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and (h) cash.
     “Casualty Event” means a casualty event that causes all or a portion of the tangible Collateral (as defined in the Related Documents) to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than (a) ordinary use and wear and tear or (b) any Event of Eminent Domain.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
     “Change of Control” means, at any time after the Auction Date, any “person” or “group” (within the meaning of Rules 13(d) of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date) (other than any such “person” or “group” holding, directly or indirectly, beneficially or of record, any Equity Interests in the Borrower as of the Auction Date) (the “Proposed Acquiror”) shall have acquired ownership, directly or indirectly, beneficially or of record, of more than 35% on a fully diluted basis of the aggregate voting power represented by the issued and outstanding Equity Interests in the Borrower unless such Proposed Acquiror is a Qualified Owner and each of S&P and Moody’s shall have provided written confirmation of their respective ratings of the Debt under the BostonGen Facilities (as in effect immediately prior to such acquisition) after giving effect to such acquisition. For the purposes of this definition, a “person” or “group” shall not include any of the unit holders of the Borrower solely by virtue of such unit holders being a party to the limited liability company agreement of the Borrower.

     “Co-Documentation Agent” has the meaning specified in the recital of parties to this Agreement.
     “Co-Syndication Agent” has the meaning specified in the recital of parties to this Agreement.
     “Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(e) as such Lender’s “Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.
     “Commodity Hedge and Power Sale Agreement” means, with respect to power, electricity, capacity, ancillary services, electric transmission, weather, fuel, fuel transmission, fuel transportation, fuel storage, heat rate options, emissions allowances and emissions credits and, in the case of each of the foregoing, products related thereto, any swap, cap, collar, floor, ceiling, option, future, forward, spot agreement, contract for differences, basis trade, purchase agreement, sale agreement, netting agreement, tolling agreement or any other similar agreement, whether physical or financial, entered into with respect to any commodity or commodity-related product.
     “Communications” has the meaning specified in Section 8.02(b).
     “Comparable Project” means one or more electric generating facilities that are of the size and scope substantially similar to or greater than the Projects taken as a whole.
     “Confidential Information” means information that the Borrower furnishes to any Administrative Agent or any Lender designated as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Administrative Agent or any Lender of its obligations hereunder or that is or becomes available to such Administrative Agent or such Lender from a source other than the Borrower that is not, to the best of such Administrative Agent’s or such Lender’s knowledge, acting in violation of a confidentiality agreement with the Borrower.
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
     “Consolidated Adjusted EBITDA” means, for any period (without duplication), an amount determined for the Borrower and its Subsidiaries on a Consolidated basis equal to (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Cash Interest Expense, (iii) provisions for taxes based on income, (iv) Cash proceeds of any Permitted Emissions Sales Gains, (v) total depreciation expense, (vi) total amortization expense, (vii) other non Cash items reducing Consolidated Net Income for such period, including unrealized losses attributable to the change in fair market value of all Commodity Hedge and Power Sale Agreements and Hedge Agreements and accruals for liquidated damages and related late fees associated with the Distrigas Litigation described in Schedule 4.01(g) (excluding any such non Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), minus (b) to the extent included in determining Consolidated Net Income, other non Cash items increasing Consolidated Net Income for such period, including unrealized gains attributable to the changes in fair market value of all Commodity Hedge and Power Sale Agreements and Hedge Agreements (excluding any such non Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash items in any prior period). For purposes of this definition, Consolidated Adjusted EBITDA for each of the periods ending the last day of each of June, September and December 2006 shall be $57,250,000, $57,250,000 and $57,250,000, respectively.
     “Consolidated Cash Interest Expense” means, for any period, total interest expense (including that portion attributable to Capitalized Leases in accordance with GAAP and capitalized interest) of the Borrower and its Subsidiaries on a Consolidated basis with respect to all outstanding Debt for Borrowed Money of the Borrower and its Subsidiaries for such period, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net obligations under Hedge Agreements, but excluding, however, (a) any amount for related late fees and interest associated with the Distrigas Litigation described in Schedule 4.01(g), (b) interest payable under BostonGen’s fuel oil inventory program permitted under the Related Documents and (c) interest and fees associated with RMR Revenues subject to refund. For purposes of determining Consolidated Cash Interest Expense for any period ending prior to January 1, 2008, Consolidated Cash Interest Expense shall be deemed to be: (i) for the Fiscal Quarter ending March 31, 2007, an amount equal to (x) actual Consolidated Cash Interest Expense for such Fiscal Quarter multiplied by (y) four (4), (ii) for the two Fiscal Quarters ending June 30, 2007, an amount equal to (x) actual Consolidated Cash Interest Expense for such Fiscal Quarters multiplied by (y) two (2), (iii) for the three Fiscal Quarters ending September 30, 2007, an amount equal to (x) actual Consolidated Cash Interest Expense for such Fiscal Quarters multiplied by (y) four-thirds (4/3) and (iv) for the four Fiscal Quarters ending December 31, 2007, actual Consolidated Cash Interest Expense for such Fiscal Quarters.
     “Consolidated Net Income” means, for any period, (a) the net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis for such period determined in conformity with GAAP, minus (b) to the extent otherwise included in Consolidated Net Income, (i) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (ii) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Plan, (iii) (to the extent not included in clauses (i) and (ii) above) any net extraordinary gains or net extraordinary losses and (iv) income attributable to the RMR Agreement (other than Permitted RMR Revenues) plus (c) without duplication, Permitted RMR Revenues. In addition, Consolidated Net Income for any period shall reflect expenses associated with long-term service agreements on the basis of equivalent operating hours incurred during such period (instead of on the basis of maintenance work performed during such period as required by GAAP).
     “Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Debt for Borrowed Money of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance with GAAP.
     “Contractual Obligations” means, as applied to any Person, any provision of any Equity Interests issued by such Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its Properties is bound.
     “Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Conversion,” “Convert” and “Converted” each refer to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.08 or 2.09.
     “CS” has the meaning specified in the recital of parties to this Agreement.
     “Current Assets” means, at any time, Consolidated current assets of the Borrower and its Subsidiaries at such time that would, in accordance with GAAP, be classified in a consolidated balance sheet of the Borrower as current assets at such date of determination, but excluding cash, Cash Equivalents and liabilities owed to the Borrower and its Subsidiaries by any Affiliate thereof.
     “Current Liabilities” means, at any time, Consolidated current liabilities of the Borrower and its Subsidiaries at such time that would, in accordance with GAAP, be classified on a balance sheet of the Borrower as current liabilities at such date of determination, and in any event shall include all Debt payable on demand or within one year from any date of determination without any option on the part of the obligor thereunder to extend or renew beyond such year and all accruals for federal or other taxes based on or measured by income and payable within one year, but excluding the current portion of long-term debt (including any Debt hereunder) required to be paid within one year.
     “Debt” of any Person means, without duplication, (a) Debt for Borrowed Money of such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue (unless being contested in good faith by appropriate proceedings for which reserves and other appropriate provisions, if any, required by GAAP shall have been made) by more than 90 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all obligations of such Person in respect of Hedge Agreements and Commodity Hedge and Power Sale Agreements (valued at the Agreement Value thereof), in each case, pursuant to an International Swap Dealers Association agreement form or similar arrangement, (h) all Guaranteed Debt and Synthetic Debt of such Person and (i) all indebtedness and other payment obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.
     “Debt for Borrowed Money” of any Person means, at any date of determination, the sum of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date and (b) all Synthetic Debt of such Person at such date; provided that with respect to each of clauses (a) and (b) above, any amounts associated with unutilized and undrawn amounts under the Synthetic L/C Facility and the Revolving Credit Facility (each as defined in the First Lien Credit Agreement) shall not be deemed Debt for Borrowed Money.
     “Debt Proceeds” means, with respect to the incurrence or issuance of any Debt by the Borrower (other than Permitted Debt) or any of its Subsidiaries (other than Debt Permitted under the Related Documents), the Net Cash Proceeds payable to the Borrower or any of its Subsidiaries in connection with such incurrence or issuance.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.
     “Default Interest” has the meaning set forth in Section 2.07(b).
     “Distribution” has the meaning set forth in the preliminary statements to this Agreement.
     “Distrigas Litigation” means that certain case pending in the Suffolk County, Massachusetts Superior Court (Civil Action No: 05-0764) entitled Distrigas of Massachusetts, LLC v. Mystic Development and Exelon New England, LLC, as described in Schedule 4.01(g).
     “Dollars” and the sign “$” mean the lawful currency of the United States of America.

     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “Effective Date” has the meaning specified in Section 3.01.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than an individual) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided, however, that neither the Borrower nor its Subsidiaries shall qualify as an Eligible Assignee under this definition.
     “Eminent Domain Proceeds” means with respect to any Event of Eminent Domain, the Net Cash Proceeds payable to the Borrower or any of its Subsidiaries in connection with such Event of Eminent Domain.
     “Environmental Action” means any action, suit, demand, demand letter, claim, written notice of non compliance or violation, written notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
     “Environmental Law” means any Federal, state or local statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or, as such relates to exposure to Hazardous Materials, health or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

     “Equity Issuance” means any issuance of any Equity Interests by the Borrower or any of its Subsidiaries, other than any Excluded Equity Issuance.
     “Equity Proceeds” means, with respect to any Equity Issuance, the Net Cash Proceeds payable to the Borrower or any of its Subsidiaries in connection with such Equity Issuance.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Borrower, or under common control with the Borrower, within the meaning of Section 414(b) or (c) of the Internal Revenue Code.
     “ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
     “Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

     “Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Loans comprising part of the same Borrowing an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) on the Interest Rate Determination Date for such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Loans, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates), by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.
     “Eurodollar Rate Loan” means a Loan that bears interest as provided in Section 2.07(a)(ii).
     “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Loans comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.
     “Event of Eminent Domain” means any action, series of actions, omissions or series of omissions by any Governmental Authority (a) by which such Governmental Authority appropriates, confiscates, condemns, expropriates, nationalizes, seizes or otherwise takes all or a material portion of the Property of the Borrower or any of its Subsidiaries (including any Equity Interests of the Borrower or any of its Subsidiaries) or (b) by which such Governmental Authority assumes custody or control of the Property (other than immaterial portions of such Property) or business operations of the Borrower or any of its Subsidiaries or any Equity Interests of the Borrower or any of its Subsidiaries.
     “Events of Default” has the meaning specified in Section 6.01.
     “EWG” means an exempt wholesale generator within the meaning of Section 1262(6) of PUHCA.
     “Excess Cash Flow” means, for any Semi-Annual Period, the excess (if any) of

     (a) the sum of (i) Consolidated Adjusted EBITDA for such Semi-Annual Period, (ii) to the extent not included in such Consolidated Adjusted EBITDA, cash actually received by the Borrower and its Subsidiaries during such Semi-Annual Period in respect of extraordinary gains and gains from any sale, transfer or disposition of cash or Cash Equivalents, or in respect of business interruption insurance, and (iii) reductions (if any) to non-cash working capital of the Borrower and its Subsidiaries for such Semi-Annual Period (i.e., the decrease (if any) in Current Assets minus Current Liabilities from the beginning to the end of such Semi-Annual Period) other than reductions attributable to the reclassification of any Debt from “long term debt” to “Current Liabilities”
     over
     (b) the sum (for such Semi-Annual Period) of (i) the aggregate amount of all principal payments, whether scheduled payments, mandatory prepayments or voluntary prepayments, paid by the Borrower and its Subsidiaries on all Debt during such period (including the principal portion of payments in respect of Capitalized Leases but excluding prepayments made pursuant to clause (b) of Section 2.05), in each case, to the extent permitted to be made under this Agreement and so long as not made with, or on account of, proceeds of Debt or equity issuances or other proceeds that would not be included in Consolidated Adjusted EBITDA, (ii) all Consolidated Cash Interest Expense paid or payable in cash during such Semi-Annual Period (including the capitalized interest portion of obligations under Capitalized Leases paid in cash and the interest portion of any deferred payment obligation paid in cash during such Semi-Annual Period), to the extent such payments are in respect of interest which accrued during such Semi-Annual Period; provided that, for the avoidance of doubt, amounts deducted under this clause may be deducted in only one Semi-Annual Period, (iii) all Capital Expenditures made by the Borrower and its Subsidiaries paid or payable in cash to the extent permitted to be made under this Agreement and so long as not financed with the proceeds of Debt or equity issuances or other proceeds that would not be included in Consolidated Adjusted EBITDA; provided that, for the avoidance of doubt, amounts deducted under this clause may be deducted in only one Semi-Annual Period, (iv) all Taxes paid by the Borrower in cash during such Semi-Annual Period, to the extent such payments are in respect of income which accrued during such Semi-Annual Period, (v) to the extent not subtracted in determining Consolidated Adjusted EBITDA for such Semi-Annual Period, cash actually paid by the Borrower and its Subsidiaries during such Semi-Annual Period in respect of losses from any sale, transfer or disposition of cash or Cash Equivalents, (vi) to the extent added to Consolidated Net Income in determining Consolidated Adjusted EBITDA for such Semi-Annual Period, Transaction Costs actually paid in cash by the Borrower and its Subsidiaries during such Semi-Annual Period, and (vii) additions (if any) to non-cash working capital of the Borrower and its Subsidiaries for such Semi-Annual Period (i.e., the increase (if any) in Current Assets minus Current Liabilities from the beginning to the end of such Semi-Annual Period).

     “Excluded Equity Issuance” means (i) any issuance of any Equity Interests, the proceeds of which are to be used to finance a Permitted Development, (ii) any issuance of any Equity Interests in connection with an Equity Cure under (and as defined in) the Related Documents, (iii) any issuance of any Equity Interest in connection with an Investment permitted pursuant to Section 5.02(f)(iv), (iv) any issuance of any Equity Interests in transactions permitted pursuant to Section 5.02(g)(i) or (v) any other issuance of any Equity Interests in an amount not to exceed $25,000,000 in the aggregate.
     “Existing Credit Agreements” means, collectively, (i) the Amended and Restated First Lien Credit and Reimbursement Agreement dated as of October 11, 2005 among the Borrower, the First Lien Term Lenders named therein, the Working Capital Lenders named therein, the LC Lenders named therein, the LC-DSR Lenders named therein, CS, as First Lien Administrative Agent and CS, as Collateral Agent and (ii) the Amended and Restated Second Lien Credit and Reimbursement Agreement dated as of October 11, 2005 among the Borrower, the Second Lien Lenders named therein, CS, as Second Lien Administrative Agent and CS, as Collateral Agent.
     “Existing Debt” has the meaning specified in Section 4.01(p).
     “Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means the engagement letter dated November 20, 2006 between the Borrower, BostonGen and CS.
     “FERC” means the Federal Energy Regulatory Commission and its successors.
     “Financing Documents” has the meaning specified in the Intercreditor Agreement.
     “First Lien Administrative Agent” has the meaning specified in the preliminary statements to this Agreement.
     “First Lien Credit Agreement” has the meaning specified in the preliminary statements to this Agreement.
     “First Lien Lenders” has the meaning specified in the preliminary statements to this Agreement.

     “First Lien Pledge Agreement” means that certain First Lien Pledge Agreement dated as of December 21, 2006 by the Borrower in favor of the First Lien Collateral Administrative Agent for the benefit of the First Lien Secured Parties, as amended.
     “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
     “Fiscal Year” means a fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.
     “Fore River” means Fore River Development, LLC, a Delaware limited liability company.
     “Fore River Project” means a combined-cycle electric generating facility in Weymouth and Quincy, Massachusetts and owned by Fore River with a nominal capacity of 807 MW in operation.
     “FPA” means the Federal Power Act, as amended.
     “Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
     “GAAP” has the meaning specified in Section 1.03.
     “Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.
     “Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.
     “Granting Lender” has the meaning specified in Section 8.07(j).
     “Guaranteed Debt” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
     “Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements but excluding any Commodity Hedge and Power Sale Agreement.
     “Indemnified Costs” has the meaning specified in Section 7.05.
     “Indemnified Party” has the meaning specified in Section 8.04(b).
     “Initial Banks” means the Administrative Agent, each Co-Syndication Agent, each Co-Documentation Agent, each Joint Book Running Manager and each Joint Lead Arranger.
     “Initial Extension of Credit” means the initial Borrowing hereunder.
     “Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.
     “Initial Operating Budget” means has the meaning specified in Section 3.01(a)(ix).
     “Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

     “Insurance Proceeds” means, with respect to any Casualty Event, the Net Cash Proceeds payable to the Borrower or any of its Subsidiaries from time to time with respect to such Casualty Event.
     “Intercreditor Agreement” means that certain Collateral Agency and Intercreditor Agreement, dated as of December 21, 2006, by and among BostonGen, the Borrower, the Guarantors named therein, the First Lien Collateral Administrative Agent, the Second Lien Collateral Administrative Agent, First Lien Administrative Agent, CS, as Second Lien Administrative Agent, certain Commodity Hedge Counterparties and the other Persons party thereto from time to time, as amended.
     “Interest Period” means, for each Eurodollar Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, or, if available to each Lender, nine or twelve months or such other period acceptable to the Administrative Agent, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Loan under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Loans and of Eurodollar Rate Loans having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Loans under such Facility due and payable on or prior to such date;
     (b) [Reserved];
     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
     (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

     (e) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than eight different dates (it being understood that there shall not be more than eight contracts in respect of Eurodollar Rate Loans in effect at any one time).
     “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of “Debt” in respect of such Person.
     “Joint Book Running Managers” has the meaning specified in the recital of parties to this Agreement.
     “Joint Lead Arrangers” has the meaning specified in the recital of parties to this Agreement.
     “K Road Manager” means K Road BG Management, LLC, a Delaware limited liability company.
     “Lender” means any Lender that has a Commitment.
     “Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 8.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.
     “Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Total Debt as of such day to (b) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.
     “Lien” means, with respect to any Property, (a) any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such Property, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), relating to such Property, and (c) in the case of Equity Interests or debt securities, any purchase option, call or similar right of a third party with respect to such Equity Interests or debt securities. For the avoidance of doubt, “Lien”

shall not include any netting or set-off arrangements under any Contractual Obligation (other than Contractual Obligations constituting Debt for Borrowed Money or having the effect of Debt for Borrowed Money) otherwise permitted under the terms of the Loan Documents.
     “Loan” has the meaning specified in Section 2.01.
     “Loan Documents” means (a) this Agreement, (b) the Notes and (c) the Fee Letter, in each case as amended.
     “Make Whole Premium” means, with respect to any applicable prepayment, a make-whole premium, as reasonably determined by the Administrative Agent in accordance with accepted financial practice and as set forth in Schedule II.
     “Management and Operation Agreements” means each of the Management and Operation Agreements each dated as of October 11, 2005 between K Road Manager and each of BostonGen and the Project Companies.
     “Margin Stock” has the meaning specified in Regulation U.
     “Material Adverse Change” means any change, occurrence or development (including, without limitation, as a result of regulatory changes applicable to the Borrower or any of its Subsidiaries) that has had or could reasonably be expected to have a Material Adverse Effect.
     “Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, results or operations of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders, taken as a whole, under any Loan Document or (c) the ability of the Borrower to perform its Obligations under the Loan Documents.
     “Maturity Date” means December 20, 2016.
     “Moody’s” means Moody’s Investors Services, Inc.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

     “Mystic 8&9 Project” means two (2) combined-cycle electric generating facilities with a combined nominal capacity of 1614 MW in operation in Everett, Massachusetts owned by Mystic Development.
     “Mystic Development” means Mystic Development, LLC, f/k/a Exelon Mystic Development LLC, a Delaware limited liability company.
     “Mystic I” means Mystic I, LLC, a Delaware limited liability company.
     “Mystic Station Project” means an electric generating facility with a nominal capacity of 576 MW in operation in Everett, Massachusetts and owned by Mystic I.
     “Net Cash Proceeds” means:
     (a) with respect to any Asset Sale, the excess, if any, of (i) the sum of Cash and Cash Equivalents received by the Borrower or any of its Subsidiaries in connection with such Asset Sale minus (ii)(A) the out of pocket costs, fees, commissions, premiums and expenses (including legal and accounting costs, fees and expenses and title and recording fees, costs and expenses) reasonably incurred directly or indirectly by the Borrower or any of its Subsidiaries in connection with such Asset Sale to the extent such amounts were not deducted in determining the amount referred to in clause (i) and (B) federal, state and local taxes paid or reasonably estimated to be payable by the Borrower or any of its Subsidiaries in connection therewith to the extent such amounts were not deducted in determining the amount referred to in clause (i); provided, however, that, (i) to the extent that, within three-hundred sixty-five (365) days of receipt of proceeds of any Asset Sale in an amount not to exceed $500,000, the applicable Loan Party reinvests such proceeds in productive assets of a kind then used or usable in connection with the operation and maintenance of the Projects, such proceeds shall not constitute Net Cash Proceeds and (ii) if the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent at the time of receipt thereof setting forth the intent of the Borrower or any of its Subsidiaries to reinvest proceeds of any Asset Sale in excess of $500,000 in productive assets of a kind then used or usable in connection with the operation and maintenance of the Projects, within three-hundred sixty-five (365) days of receipt of such proceeds, such proceeds shall not constitute Net Cash Proceeds if and to the extent that the Independent Engineer (as defined in the First Lien Credit Agreement) has provided to the Administrative Agent a certificate, certifying that such assets are productive assets of a kind then used or usable in connection with the operation and maintenance of the Projects;
     (b) with respect to the incurrence or issuance of any Debt by the Borrower or any of its Subsidiaries the excess if any, of (i) the sum of the Cash and Cash Equivalents received by Borrower or any of its Subsidiaries in connection with such incurrence or issuance minus (ii) the underwriting discounts and commissions or other similar payments, and other out of pocket costs, fees, commissions, premiums and expenses (including legal and accounting costs, fees and expenses and title and recording fees, costs and expenses) reasonably incurred directly or indirectly by the Borrower or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i) of this paragraph (b);
     (c) with respect to any Equity Issuance, the excess of (i) the sum of the Cash and Cash Equivalents received by the Borrower or any of its Subsidiaries in connection with such sale or issuance minus (ii) the underwriting discounts and commissions or similar payments, and other out of pocket costs, fees, commissions, premiums and expenses (including legal and accounting costs, fees and expenses), reasonably incurred by the Borrower or any of its Subsidiaries in connection with such sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i) of this paragraph (c); and
     (d) with respect to any Event of Eminent Domain or Casualty Event, the excess, if any, of (i) the sum of Cash and Cash Equivalents received by the Borrower or any of its Su bsidiaries in connection with such Event of Eminent Domain or Casualty Event minus (ii) the sum of (A) the out-of-pocket costs and expenses reasonably incurred by the Borrower or any of its Subsidiaries in connection with the collection, enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to the receipt or collection of the relevant proceeds to the extent such amounts were not deducted in determining the amount referred to in clause (i) of this paragraph (d) and (B) federal, state and local taxes reasonably estimated to be payable by the Borrower or any of its Subsidiaries in connection therewith to the extent such amounts were not deducted in determining the amount referred to in clause (i) of this paragraph (d).
     “Non-Consenting Lender” has the meaning specified in Section 8.01(c).
     “Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, as amended.
     “Notice of Borrowing” means a Notice of Borrowing substantially in the form of Exhibit B hereto.
     “NPL” means the National Priorities List under CERCLA.
     “Obligation” means all payment obligations of every nature of the Borrower from time to time owed to the Administrative Agent (including former Administrative Agents) or any Lender from time to time under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding), expenses, indemnification or otherwise.

     “Other Taxes” has the meaning specified in Section 2.11(b).
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “Permitted Debt” means:
     (a) Debt under the Loan Documents;
     (b) (without duplication of any other Permitted Debt) Existing Debt;
     (c) Debt of the Borrower arising by reason of any Lien permitted by Section 5.02(a)(iii);
     (d) Debt of the Borrower arising from the honoring of a check, draft or similar instrument of the Borrower drawn against insufficient funds, provided, however, that such Debt is extinguished within five Business Days of its incurrence;
     (e) to the extent deemed to be Debt, (1) unit appreciation rights granted to directors in an aggregate amount (valued as of the date of issuance) incurred in any Fiscal Year not to exceed $1,000,000 in such Fiscal Year (provided that such directors shall have acknowledged and agreed that, with respect to any such unit appreciation rights granted after the date hereof, any purchase, redemption, retirement, defeasance or other acquisition of such unit appreciation rights by the Borrower may be made only to the extent permitted by Section 5.02(g)) and (2) obligations to purchase warrants in an aggregate amount to not exceed $1,000,000 at any time outstanding; and
     (f) additional unsecured Debt of the Borrower not to exceed $300,000 at any time outstanding.
     “Permitted Development” means, after the Effective Date, the development or construction of any electric generating facility; provided that at the time any amount is invested (or committed to be invested) in respect of Permitted Developments by BostonGen and its Subsidiaries in excess of $10,000,000 in the aggregate each of the following conditions are met:
     (a) the Permitted Development is financed with amounts permitted pursuant to Sections 5.02(b) and 5.02(f)(iii).
     (b) an independent engineer reasonably acceptable to the Administrative Agent shall have certified that any such development or construction would not reasonably be expected to materially and adversely impact the operation of the Projects or the efficient generation and distribution of electricity from the Projects (both during and after such development or construction) and shall have confirmed to the Lenders that amounts invested and committed to be invested by BostonGen and its Subsidiaries are sufficient to pay for all costs associated therewith; and
     (c) each of S&P and Moody’s shall have provided written confirmation of their respective ratings of the Debt under BostonGen Facilities (as in effect immediately prior to giving effect to such Permitted Development).
     “Permitted Emissions Sales Gains” means gains (determined in accordance with GAAP) from the sales of Accumulated Emissions Credits (as defined in the Security Deposit Agreement) to the extent such proceeds are deposited into the Revenue Account in accordance with the Security Deposit Agreement.
     “Permitted Liens” means (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security legislation or other similar legislation or to secure public or statutory obligations; (c) Liens arising from judgments (or the payment of money not constituting a Default under Section 6.01(g)) or securing appeal or other surety bonds related to such judgments.
     “Permitted RMR Revenues” means, for any period, funds transferred to the Revenue Account pursuant to Section 3.15(a)(iv) of the Security Deposit Agreement; provided that for purposes of determining the applicable Fiscal Quarter to which such funds will be included in Consolidated Net Income, funds transferred within 45 days following any Fiscal Quarter shall be deemed, at the option of the Borrower, to be included (without duplication) in Consolidated Net Income for such Fiscal Quarter or the immediately preceding Fiscal Quarter.
     “Permitted Subsidiary Asset Sales” means:
     (i) sales of (or the granting of any option or other right to purchase, lease or otherwise acquire) power, natural gas, fuel, capacity, gas or fuel transportation, power transportation or ancillary services or other inventory in the ordinary course of such Person’s business including, without limitation, Permitted Trading Activities;
     (ii) sales, transfers or other dispositions in the ordinary course of its business of Property that is surplus (including, without limitation, surplus land and emission credits not required for the continued operation of any Project in any given year), obsolete, defective, worn-out, damaged, rendered unfit for normal use or property that is being exchanged for similar property, or that individually or in the aggregate is not essential for the continued operation of any Project;
     (iii) the liquidation, sale or use of Cash and Cash Equivalents;

     (iv) sales, transfers or other dispositions of assets among BostonGen and its Subsidiaries;
     (v) sales or discounts without recourse of accounts receivable arising in the ordinary course of such Person’s business in connection with the compromise or collection thereof;
     (vi) dispositions required or contemplated by the Contractual Obligations in existence as of the date hereof with or relating to Governmental Authorities and relating to the Project Companies; and
     (vii) sales of Property by BostonGen or its Subsidiaries so long as (A) the purchase price paid to BostonGen or such Subsidiary for such Property shall be no less than the fair market value of such Property at the time of such sale, (B) at least 75% of the consideration to be received is paid in cash or Cash Equivalents and such remaining 25% is not a debt instrument of the Borrower or any of its Affiliates (provided that for purposes of this subclause (B), (I) any amounts deposited into an escrow or other type of holdback account and any consideration in the form of readily marketable securities shall be deemed to be cash, (II) customary purchase price adjustments may be settled on a non-cash basis and (III) the assumption of Debt relating to the asset being disposed shall be disregarded for the purposes of this provision); and (C) the aggregate purchase price paid to BostonGen and its Subsidiaries for such Property and all other Property sold by BostonGen and its Subsidiaries (1) during the same Fiscal Year pursuant to this clause (vii) shall not exceed $50,000,000 and (2) since the Effective Date shall not exceed $250,000,000.
     “Permitted Trading Activity” means the entry into of any Commodity Hedge and Power Sale Agreement in a manner consistent with Prudent Industry Practice from time to time in support of the marketing and trading related to the Projects or any Permitted Development, whether physical or financial, in each case, to the extent such activity is conducted in the ordinary course of business of the Borrower and the other Loan Parties.
     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Platform” has the meaning specified in Section 8.02(b).

     “Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.
     “Project Company” means each of Mystic I, Mystic Development and Fore River (and collectively, the “Project Companies”).
     “Projects” means, Mystic Station Project, Mystic 8&9 Project and Fore River Project and, if applicable, the Permitted Development.
     “Property” means any right or interest in or to any asset or property of any kind whatsoever (including Equity Interests), whether real, personal or mixed and whether intangible or tangible.
     “Prudent Industry Practice” means those practices, methods, equipment, specifications and standards of safety and performance, as are commonly used by electric generating stations in the United States utilizing comparable fuels as good, safe and prudent engineering practices would dictate in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such electrical generating stations, with commensurate standards of safety, performance, dependability (including the implementation of procedures that shall not adversely affect the long term reliability of the Projects, in favor of short term performance), efficiency and economy, in each such case as the same may evolve from time to time, consistent with applicable law and considering the state in which a Project is located and the type and size of such Project. “Prudent Industry Practice” as defined herein does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.
     “PUHCA” means the Public Utility Holding Company Act of 2005.
     “Qualified Owner” means any Person (including any Person Controlled by such Person) that (a) is a past or present owner of a Comparable Project, (b) has substantial experience as an operator of a Comparable Project or (c) has contracted for the operation of the Projects by K Road Manager or by a Person meeting the requirements of clause (b) of this definition.
     “Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.
     “Refinance” means, in respect of the applicable Debt, (a) such Debt (or any portion thereof) as extended, renewed, defeased, refinanced, replaced, refunded or repaid, and (b) any other Debt issued in exchange or replacement for or to refinance such Debt, in whole or in part, whether with the same or different leaders, arrangers and/or a longer or shorter maturity, in each case, to the extent permitted under the terms of the Loan Documents. “Refinanced” and “Refinancing” shall have correlative meanings.
     “Register” has the meaning specified in Section 8.07(d).
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Related Documents” means the First Lien Credit Agreement and the Second Lien Credit Agreement.
     “Related Fund” means, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.
     “Repayment Event” means the satisfaction of the following conditions the repayment in full in Cash of all of the outstanding principal amount of the Loans and all other Obligations (other than contingent Obligations) due and payable under the Loan Documents.
     “Required Lenders” means, at any time, Lenders owed or holding more than 50% of the aggregate principal amount of the Loans outstanding at such time.
     “Responsible Officer” means, as to any Person, any individual holding the position of chairman of the board (if an officer), president, chief executive officer, senior vice president, treasurer, chief financial officer or director of finance.
     “Revenue Account” has the meaning specified in the Security Deposit Agreement.
     “RMR Agreement” means the Cost-of-Service Agreement, effective as of January 1, 2006, among Mystic Development, LLC, Sempra Energy Trading Corp. and ISO New England Inc.
     “RMR Revenues” has the meaning specified in the Security Deposit Agreement.
     “S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.
     “Second Lien Administrative Agent” has the meaning specified in the preliminary statements to this Agreement.
     “Second Lien Credit Agreement” has the meaning specified in the preliminary statements to this Agreement.
     “Second Lien Lenders” has the meaning specified in the preliminary statements to this Agreement.

     “Second Lien Pledge Agreement” means that certain Second Lien Pledge Agreement dated as of December 21, 2006 by the Borrower in favor of the Second Lien Collateral Administrative Agent for the benefit of the Second Lien Secured Parties, as amended.
     “Security Deposit Agreement” means that certain Security Deposit Agreement dated December 21, 2006 by BostonGen and its Subsidiaries and the First Lien Collateral Agent, the Second Lien Collateral Agent and the Depositary, in each case, party thereto, as amended.
     “Semi-Annual Period” means a period commencing on a Semi-Annual Prepayment Date and ending on the next-succeeding Semi-Annual Prepayment Date.
     “Semi-Annual Prepayment Date” means the last Business Day of each June and December, commencing on the first to occur of such date after the BostonGen Repayment Event.
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property and assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature (taking into account reasonably anticipated prepayments and refinancings) and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” the principal amount of all (a) obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).
     “Taxes” has the meaning specified in Section 2.11(a).
     “Tender Offer” shall mean, collectively, (a) the offer by the Borrower to purchase outstanding units of limited liability company interest in the Borrower pursuant to the Offer to Purchase dated as of November 16, 2006 and the related letter of transmittal sent to holders of such units, as each may be amended and supplemented from time to time and (b) the repurchase of warrants and the cashless exercise of warrants referred to in such Offer to Purchase.
     “Transaction” means (a) the entering into of the Initial Commodity Hedge and Power Sale Agreements (as defined in the First Lien Credit Agreement), (b) the Distribution and the Tender Offer, (c) the entering into of the First Lien Loan Documents and the refinancing of amounts outstanding under the Existing Credit Agreements in part with the proceeds of amounts under the First Lien Credit Agreement, (d) the entering into of the Second Lien Loan Documents and the refinancing of amounts outstanding under the Existing Credit Agreements in part with the proceeds of amounts under the Second Lien Credit Agreement, (e) the entering into of the Mezzanine Documents and (f) the other transactions contemplated by the Transaction Documents.
     “Transaction Costs” has the meaning specified in the preliminary statements to this Agreement.
     “Transaction Documents” means, collectively, the Loan Documents and the Related Documents.
     “Type” refers to the distinction between Loans bearing interest at the Base Rate and Loans bearing interest at the Eurodollar Rate.
     “Units” means units of limited liability company interests in the Borrower.

     “Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency. For the avoidance of doubt with regard to the Borrower, all Units shall be deemed to be Voting Interests.
     “Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.
          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in effect in the United States from time to time (“GAAP”); provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
AMOUNTS AND TERMS OF THE LOANS
          SECTION 2.01. The Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Loan”) to the Borrower on the Effective Date in an amount not to exceed such Lender’s Commitment at such time. The Borrowing on the Effective Date shall consist of Eurodollar Rate Loans and shall be made simultaneously by the Lenders ratably according to their Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.
          SECTION 2.02. Making the Loans. Each Lender shall, before 11:00 A.M. (New York City time) on the date of the initial Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the Commitments of such Lender. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the account of the Borrower set forth in the Notice of Borrowing.
          (a) The initial Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the initial Notice of Borrowing conditions set forth in Article III, including, without limitation, any loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender when such Loan, as a result of such failure, is not made on such date.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the date of the initial Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Loan as part of such Borrowing for all purposes.
          (c) The failure of any Lender to make the Loan to be made by it as part of the initial Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of the initial Borrowing.
          SECTION 2.03. [Reserved]
          SECTION 2.04. Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date the aggregate outstanding principal amount of the then outstanding Loans.
          SECTION 2.05. Prepayments.
          (a) From time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans together with any accrued interest, which has not been previously capitalized and added to the outstanding principal amount of the Loans, to the date of such prepayment on the aggregate outstanding principal amount prepaid; provided that (i) any prepayment of Loans is to be applied pro rata among the Loans so prepaid of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Loans (to be applied as set forth in Section 2.06), (ii) all such voluntary prepayments shall require at least one but no more than five Business Days’ (and at least three Business Days in the case of Eurodollar Rate Loans) irrevocable prior written notice the Administrative Agent, (iii) all such voluntary partial prepayments of any Loans shall be in an aggregate minimum amount of $5,000,000 and (iv) each prepayment of Loans shall include the applicable Call Premium (if any). Each such irrevocable request may be made by telephone confirmed promptly by hand delivery, portable document format (PDF) or facsimile to the Administrative Agent of the applicable voluntary prepayment.
          (b) Promptly following each Semi-Annual Prepayment Date, beginning with the first of such Semi-Annual Prepayment Dates after the BostonGen Repayment Event, the Borrower shall make a mandatory prepayment of the Loans with 100% of Excess Cash Flow (if any) for the Semi-Annual Period then ending and deliver a statement, certified by the senior financial officer of the Borrower, that sets forth in reasonable detail the calculation of such Excess Cash Flow; provided that if the Leverage Ratio is less than 2.50:1.00, the percentage of Excess Cash Flow to be prepaid in accordance with this clause (b) shall be 50.0%.
          (c) From and after the BostonGen Repayment Event, no later than one Business Day following the receipt by the Borrower or any Subsidiary of any Debt Proceeds, the Borrower shall deliver to the Administrative Agent a calculation of the amount of such Debt Proceeds and make a mandatory prepayment of the Loans in an amount equal to 100% of such Debt Proceeds to be applied as set forth in Section 2.06.
          (d) From and after the BostonGen Repayment Event, no later than five Business Days following the receipt by the Borrower or any Subsidiary of any Asset Sale Proceeds, Insurance Proceeds or Eminent Domain Proceeds, the Borrower shall deliver to the Administrative Agent a calculation of the amount of such proceeds and, in the event the aggregate amount of such proceeds received by the Borrower or any Subsidiary exceeds $10,000,000, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 100% of all such Asset Sale Proceeds, Insurance Proceeds or Eminent Domain Proceeds, to be applied as set forth in Section 2.06; provided that, upon written notice by the Borrower to the Administrative Agent not more than five Business Days following receipt of any such Asset Sale Proceeds, Insurance Proceeds or Eminent Domain Proceeds, such proceeds may be retained by the Borrower (and be excluded from the prepayment requirements of this clause) if (i) the Borrower informs the Administrative Agent in such notice of its good faith intention to apply such Asset Sale Proceeds, Insurance Proceeds or Eminent Domain Proceeds to the acquisition of other assets or properties consistent with the businesses permitted to be conducted pursuant to Article V or, in the case of Insurance Proceeds, the rebuilding or restoration of the assets subject to the Casualty Event which resulted in such Insurance Proceeds, and (ii) such proceeds are applied or committed to such acquisition, rebuilding or restoration. The amount of such Asset Sale Proceeds, Insurance Proceeds or Eminent Domain Proceeds unused or uncommitted shall be applied to prepay the Loans as set forth in this clause (d) and in Section 2.06.

          (e) From and after the BostonGen Repayment Event, no later than one Business Day following the receipt by the Borrower or any Subsidiary of any Equity Proceeds, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 50% of such Equity Proceeds, to be applied as set forth in Section 2.06; provided that if the Leverage Ratio is less than 2.50:1.00, the percentage of Equity Proceeds to be prepaid in accordance with this clause (e) shall be 25%.
          Each prepayment of any Loans made pursuant to this Section 2.05 shall be without premium or penalty, except as may be required by Section 8.04(c) and Section 2.05(a). The Borrower shall give prior written notice of any mandatory prepayment required under clauses (b), (c), (d) and (e) of this Section 2.05 (including the date and an estimate of the aggregate amount of such mandatory prepayment at least five Business Days prior thereto); provided that the failure to give such notice shall not relieve the Borrower of its obligation to make such mandatory prepayments on or prior to the dates set forth in such clauses (b), (c), (d) and (e) and the Borrower shall be permitted to make such mandatory prepayments on or prior to such dates.
          SECTION 2.06. Application. Amounts prepaid pursuant to Section 2.05 shall be applied as set forth in this Section.
          (a) Subject to clause (b) of this Section 2.06, each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, subject to the terms of Section 8.04(c), to the principal amount thereof being maintained as Eurodollar Rate Loans.
          (b) Each prepayment of Loans made pursuant to Section 2.05 pro rata to a prepayment of the outstanding principal amount of all Loans regardless of what Type (with the amount of such prepayment of Loans being applied to the remaining Loans on a pro rata basis); provided that, subject to the terms set forth in the immediately succeeding clause (c), each Lender entitled to receive any mandatory prepayment of its Loans under this clause may waive its right to receive any such mandatory prepayment, and the aggregate amount of such prepayments so waived shall be offered to the Lenders that did not waive their rights to such prepayments for application in accordance with this clause.
          (c) So long as the Administrative Agent has received prior written notice from the Borrower of a mandatory prepayment that may be waived by the Lenders pursuant to clause (b) above, the Administrative Agent shall provide notice of such mandatory prepayment to the Lenders. Unless the Administrative Agent shall otherwise so provide, in the event a Lender does not notify the Administrative Agent in writing of its waiver of the right to receive:
          (i) its pro rata share of such mandatory prepayment; and
          (ii) its pro rata share (such pro rata share to be based on the percentage obtained by dividing the principal amount of Loans held immediately prior to such mandatory prepayment by such Lender by the aggregate principal amount of Loans held immediately prior to such mandatory prepayments by the Lenders that do not waive their right to receive a portion of the mandatory prepayment described in this clause) of any portion (if any) of such mandatory prepayment that may be waived by Lenders, within two Business Days of the providing of such notice by the Administrative Agent;
the Administrative Agent may assume that such Lender will receive its applicable pro rata share of such mandatory prepayment and such portion (if any) of such mandatory prepayment that has actually been waived by the Lenders. It is understood and agreed by the Borrower that, notwithstanding receipt by the Administrative Agent of any such mandatory prepayment, the Loans shall not be deemed repaid, unless otherwise consented to by the Administrative Agent, until five Business Days have elapsed from the delivery to the Administrative Agent of the notice described in the last paragraph of Section 2.05.
          SECTION 2.07. Interest.
          (a) Scheduled Interest. Interest, including Default Interest, on the unpaid principal amount of each Loan owing to each Lender shall be capitalized and added to the outstanding amount of such Loan from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, which shall be automatically capitalized and added to the outstanding principal amount of such Loan in arrears quarterly on the last Business Day of each December, March, June and September during such periods and on the date such Base Rate Loan shall be Converted or paid in full commencing on the last Business Day of March 2007.
     (ii) Eurodollar Rate Loans. During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (A) the Eurodollar Rate for such Interest Period for such Loan plus (B) the Applicable Margin in effect, which shall be automatically capitalized and added to the outstanding principal amount of such Loan in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Loan shall be Converted or paid in full.
          Any accrued and capitalized interest under this Section 2.07 shall, after being so capitalized, be treated as a part of the principal amount of such Loan and bear interest in accordance with this Section 2.07.
          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest (“Default Interest”) on (i) the unpaid principal amount of each Loan owing to each Lender, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and, payable in the manner set forth in subsection (a), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Loan pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and, payable in the manner set forth in subsection (a), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Loans pursuant to clause (i) of Section 2.07(a); provided, however, that following the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent; provided, further, that notwithstanding the foregoing, Default Interest arising pursuant to this Section 2.07(b) shall be automatically capitalized and added to the outstanding principal amount of such Loan and will remain due and payable. Payment or acceptance of the increased rates of interest provided for in this Section 2.07(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
          (c) Notice of Interest Period and Interest Rate. Promptly after the Effective Date, a notice of Conversion pursuant to Section 2.08 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.
          (d) Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent.
          SECTION 2.08. Conversion of Loans.
          (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.09, Convert all or any portion of the Loans of one Type into Loans of the other Type; provided, however, that any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans or, if made on another date, shall be subject to the provisions of Section 8.04(c), any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than an aggregate minimum amount of $5,000,000. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion and (ii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for such Loans. Each notice of Conversion shall be irrevocable and binding on the Borrower.
          (b) Mandatory. (i) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Loan shall have an Interest Period of one month.
          (ii) Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (y) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended.
          SECTION 2.09. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Loans (excluding, for purposes of this Section 2.09, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.11 shall govern) and (y) changes in the basis or rate of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s Loans, then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s Loans. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.
          (c) If, with respect to any Eurodollar Rate Loans, Lenders owed at least 33⅓% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended, in each case, until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist, in which case (x) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be reinstated.
          (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Loan of such Lender will automatically, upon such demand, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended, in each case, until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist, in which case the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be reinstated; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.
          SECTION 2.10. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.12), not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day in the Administrative Agent’s sole discretion. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.
          (b) The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender or such Affiliate any amount so due.
          (c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (d) Except as otherwise provided under the Loan Documents, whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the preceding Business Day.
          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
          (f) If the Administrative Agent receives funds for application to the Obligations of the Borrower under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify to which, or the manner in which, such funds are to be applied, the Administrative Agent may, if no instructions with respect thereto are received from the Lenders upon request, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s pro rata share of the aggregate principal amount of all Loans outstanding at such time in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender, as the Administrative Agent shall direct.
          SECTION 2.11. Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.10 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, (x) taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized (or any political subdivision thereof), has its Applicable Lending Office, has a permanent establishment or is engaged in business (other than the business that the Lender is engaged in solely by reason of the transactions contemplated by this Agreement), (y) any branch profits taxes imposed by the United States of America and (z) withholding taxes imposed under law in effect on the date hereof or at the time the Lender designates a new Applicable Lending Office, other than any new Applicable Lending Office designated at the written request of the Borrower (in the case of a Lender that is not an Initial Lender, this clause (z) shall include taxes imposed under law in effect on the date such Lender becomes a Lender, except to the extent that the Lender’s predecessor would have been entitled to receive additional amounts under this Section 2.11(a)) and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”). If the Borrower or the Administrative Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or the Administrative Agent, (i) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property (including intangible property, but with regard to all property taxes, only to the extent relating to property of the Borrower) mortgage recording or similar taxes, charges or levies that arise from any payment made by the Borrower hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).
          (c) The Borrower shall indemnify each Lender and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.11, imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.
          (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.11, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI or (in the case of a Lender that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender that has certified that it is not a “bank” as described above, certifying that such Lender is a foreign corporation, partnership, estate or trust. As provided in Section 2.11(a), if the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.11 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
          (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.11 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as such Lender shall reasonably request, at the Lender’s sole expense and as long as the Borrower determine that such steps will not, in the reasonable judgment of the Borrower, be disadvantageous to the Borrower, to assist such Lender to recover such Taxes.
          (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.11 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. In addition, if a Lender determines, in such Lender’s sole discretion, that it has received a refund or credit in respect of any Taxes or Other Taxes as to which it has been indemnified pursuant to Section 2.11(c), or with respect to which additional amounts have been paid pursuant to Section 2.11(a), such Lender shall pay to the Borrower an amount equal to such refund (but such amount in no event to exceed the amount of any indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.11 with respect to the Taxes or Other Taxes giving rise to such refund) net of all out-of-pocket expenses of such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Lender, shall agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender subsequently determines that such refund or credit is unavailable under applicable law or is otherwise required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require a Lender to rearrange its tax affairs or to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
          (h) The Administrative Agent shall deliver to the Borrower on the Effective Date (and shall keep effective thereafter) two duly completed copies of Internal Revenue Service Form W-8IMY, or any successor or other form prescribed by the Internal Revenue Service, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments), with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.
          SECTION 2.12. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 8.07), (a) on account of Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the

Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.
          SECTION 2.13. Use of Proceeds. The proceeds of the Loans shall be available (and the Borrower agrees that it shall use such proceeds) solely (i) to fund the Distribution and the Tender Offer of the Borrower, (ii) to pay transaction fees and expenses and (iii) for general corporate purposes.
          SECTION 2.14. Change of Control Prepayment. (a) No later than three (3) Business Days after the occurrence of a Change of Control, the Borrower shall through the Administrative Agent offer to each Lender (by delivery of a prepayment offer to the Administrative Agent) to prepay all (but not part) of its outstanding Loans in accordance with this Section 2.14. The prepayment offer may be conditioned on the occurrence of such Change of Control (if made prior to such occurrence) and otherwise shall be irrevocable and shall state: (i) the proposed date of such prepayment and/or return (which date shall be no earlier than (x) the end of the Offer Period and (y) the date of the applicable Change of Control and no later than ten (10) Business Days from the date of the applicable Change of Control); (ii) the prepayment price (which, with respect to each Lender, shall be calculated as the sum of (A) the aggregate principal amount of the outstanding Loans made by such Lender, (B) the greater of (x) an amount equal to 1.00% of the aggregate principal amount of such outstanding Loans made by such Lender and (y) the Call Premium (if any), (C) all accrued and unpaid interest on the principal amount being repaid, prepaid or returned and (D) any amounts owing pursuant to

Section 8.04(c)); (iii) that each Lender that accepts such prepayment offer must accept such offer with respect to all (but not part) of its Loans; (iv) that each Lender must accept such offer by delivering notice of such acceptance to the Administrative Agent within ten (10) days after the date the Borrower makes its offer to such Lender (the “Offer Period”); and (v) in reasonable detail, the nature of the applicable Change of Control and the projected impact of such Change of Control on the Projects, the operations thereof and BostonGen and its Subsidiaries.
          (b) The Borrower shall comply with the terms of each such prepayment offer. Each Lender shall have the right to accept such offer prior to the expiration of the applicable Offer Period.
          (c) The Commitments of each Lender that accepts a prepayment offer in accordance with this Section 2.14 shall terminate in its entirety on the date such Lender’s Loans are repaid or, if later, scheduled to be repaid or returned.
          SECTION 2.15. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note in substantially the form of Exhibit A hereto, payable to the order of such Lender in a principal amount equal to the Loans of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.
          (b) The Register maintained by the Administrative Agent pursuant to Section 8.07(e) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of the Loans made hereunder, the Type of the Loans and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.
          (c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

          SECTION 2.16. Duty to Mitigate. In the event that any Lender demands payment of costs or additional amounts pursuant to Section 2.09 or 2.11 or asserts, pursuant to Section 2.09(d), that it is unlawful for such Lender to make Eurodollar Rate Loans then (subject to such Lender’s right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, upon 20 days’ prior written notice to such Lender and the Administrative Agent, elect to cause such Lender to assign its Loans and Commitments in full to one or more Persons selected by the Borrower so long as (i) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, (ii) such Lender receives payment in full in cash of the outstanding principal amount of all Loans made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.09, 2.11 and 8.04) and (iii) each such assignee agrees to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 8.07.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND OF LENDING
          SECTION 3.01. Conditions Precedent. Section 2.01 of this Agreement shall become effective on and as of the first date on or before December 21, 2006 (the “Effective Date”) on which the following conditions precedent have been satisfied (and the obligation of each Lender to make a Loan on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of such conditions precedent before or concurrently with the Effective Date):
     (a) The Administrative Agent shall have received on or before the Effective Date the following, each dated as of such date (unless otherwise specified) and in form and substance reasonably satisfactory to the Administrative Agent:
     (i) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.15.
     (ii) completed requests for information or similar search reports, dated on or not more than 14 days before the Effective Date, listing all effective financing statements filed in the State of Delaware and any other jurisdiction in which the Borrower owns Property that names the Borrower as debtor, together with copies of such other financing statements.
     (iii) Certified copies of the resolutions of the board of directors of the Borrower approving the Transaction and each Transaction Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transaction and each Transaction Document to which it is or is to be a party.

     (iv) A copy of a certificate of the Secretary of State of Delaware, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the certificate of formation of the Borrower and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to the Borrower’s certificate of formation, as the case may be, on file in such Secretary’s office, (2) to the extent applicable, the Borrower has paid all franchise taxes to the date of such certificate and (3) the Borrower is duly formed and in good standing or presently subsisting under the laws of the State of Delaware.
     (v) A certificate of the Borrower signed on behalf of the Borrower by a Responsible Officer, dated the Effective Date (the statements made in such certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the certificate of formation of the Borrower since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(viii), (B) a true and correct copy of the limited liability company agreement of the Borrower as in effect on the date on which the resolutions referred to in Section 3.01(a)(vii) were adopted and on the Effective Date, (C) the due formation and good standing or valid existence of the Borrower as a limited liability company organized under the laws of the jurisdiction of its formation, and the absence of any proceeding for the dissolution or liquidation of the Borrower and (D) the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the Effective Date.
     (vi) A Certificate of the Borrower executed by a Responsible Officer thereof certifying the name and true signature of each officer of the Borrower authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.
     (vii) Certified copies of each of the Related Documents, duly executed by each of the parties thereto.
     (viii) Certificates in substantially the form of Exhibit D, attesting to the Solvency of the Borrower and its Subsidiaries on a Consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby from its director of finance.
     (ix) (A) A certified hard copy of, and a computer disk containing, pro forma balance sheets, income statements and cash flow statements with respect to the Borrower consolidated with its Subsidiaries for the period through Fiscal Year 2014, on a quarterly basis for the period from January 1, 2007 through December 31, 2008 and on an annual basis for each year thereafter (the “Base Case Projections”) and (B) a certified copy of the operating budget for BostonGen and its Subsidiaries for Fiscal Year 2007 (the “Initial Operating Budget”).
     (x) (A) Certified copies of audited financial statements of the Borrower and its Subsidiaries dated December 31, 2005 and interim financial statements of the Borrower and its Subsidiaries dated the end of each Fiscal Quarter ending since December 31, 2005 and (B) the Consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at September 30, 2006, and the related Consolidated pro forma statement of income of the Borrower and its Subsidiaries for the twelve-month period then ended.
     (xi) [Reserved].
     (xii) A favorable opinion of Debevoise & Plimpton LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.
     (xiii) A favorable opinion of White & Case LLP, special federal energy regulatory counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent.
     (b) The Lender shall be reasonably satisfied that:
     (i) all Existing Debt, other than Surviving Debt, has been (or is contemporaneously being) prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments relating thereto terminated (or contemporaneously therewith terminated) and that all Surviving Debt is on terms and conditions reasonably satisfactory to the Lender;
     (ii) all Liens securing payment of any Existing Debt shall have been released; and
     (iii) the Administrative Agent shall have received all Uniform Commercial Code Form UCC-3 termination statements, mortgage releases, pay-off letters and other instruments as may be necessary or desirable, in the reasonable judgment of the Administrative Agent, in connection therewith.
     (c) Before giving effect to the Transaction, there shall have occurred no Material Adverse Change since December 31, 2005.
     (d) Except as set forth on Schedule 4.01(g), there shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower pending or threatened in writing before any Governmental Authority that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction.
     (e) All Governmental Authorizations and members, shareholder and third party consents and approvals necessary in connection with the Transaction shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in full force and effect.

     (f) The Borrower shall have paid (or shall be contemporaneously paying from the proceeds of the Loans) all accrued fees of the Administrative Agent and the Lenders and all accrued expenses of the Administrative Agent (including the accrued fees and expenses of counsel to the Administrative Agent and local counsel to the Lenders).
     (g) The Administrative Agent shall have received evidence reasonably satisfactory to it that prior to, or concurrently with, the making of the Initial Extension of Credit hereunder, BostonGen shall have received not less than (i) $1,130,000,000 in gross cash, commitments and proceeds from borrowings, $250,000,000 in letter of credit commitments and $70,000,000 in revolving credit commitments, in each case, under the First Lien Credit Agreement and (ii) $350,000,000 in gross cash proceeds from borrowings under the Second Lien Credit Agreement.
     (h) The Related Documents shall have been executed and delivered by all parties thereto and shall be effective, and all material obligations to be performed under any such documents on or before the Effective Date shall have been performed.
     (i) The Lenders shall have received, to the extent requested, on or before the date which is five (5) Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the Patriot Act.
     (j) The Administrative Agent shall have received for the account of each Lender a certificate signed by a Responsible Officer of the Borrower, dated the date hereof, stating that:
     (i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of the Effective Date, before and after giving effect to the initial Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and
     (ii) no Default has occurred and is continuing, or would result the initial Borrowing or issuance or from the application of the proceeds therefrom.
          SECTION 3.02. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Effective Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01. Representations and Warranties. The Borrower represents and warrants on behalf of itself as of the date hereof as follows:
     (a) Organization. It (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a limited liability company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite limited liability company power and authority (including, without limitation, all material Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.
     (b) Subsidiaries. Set forth on Schedule 4.01(b) hereto is a complete and accurate list of the Borrower and each of its Subsidiaries. The copy of the certificate of formation of the Borrower and each amendment thereto provided pursuant to Section 3.01(a)(iv) is a true and correct copy of each such document, each of which is valid and in full force and effect.
     (c) Ownership Information. (i) Set forth on Schedule 4.01(c) hereto is a complete and accurate list of all of the Subsidiaries of the Borrower, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares or membership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by the Borrower and the number of shares or membership interests (as applicable) covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. (ii) All of the outstanding Equity Interests in BostonGen have been validly issued, are fully paid and non-assessable and are owned by the Borrower free and clear of all liens, except those created under the First Lien Pledge Agreement, the Second Lien Pledge Agreement or Permitted Liens.
     (d) Authorization; Non-Contravention. The execution, delivery and performance by the Borrower of each Transaction Document to which it is or is to be a party, and the consummation of the Transactions are within the Borrower’s limited liability company powers, have been duly authorized by all necessary limited liability company action, and do not (i) contravene the Borrower’s limited liability company agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award applicable to or binding on it, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, a Contractual Obligation of the Borrower (except to the extent such conflict, breach, default or payment could not reasonably be expected to have a Material Adverse Effect) or (iv) except for the Liens created under the First Lien Pledge Agreement and the Second Lien Pledge Agreement, result in or require the creation or imposition of any Lien upon or with respect to any of the Properties of the Borrower. As of the Effective Date, the Borrower is not in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.
     (e) Consents and Approvals. No Governmental Authorization, and no notice to, filing with, or consent or approval of any other third party is required for (A) the due execution, delivery, recordation, filing or performance by the Borrower of any Transaction Document to which it is or is to be a party, or for the consummation of the Transaction or (B) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents, except for (1) those authorizations, approvals, actions, notices and filings set forth on Schedule 4.01(e), (I) all of which have been duly obtained, taken, given or made, (II) are in full force and effect, (III) are free from conditions or requirements that have not been met or complied with, (2) authorizations, approvals, actions, notices and filings required by securities, regulatory or applicable law in connection with an exercise of remedies or (3) those Governmental Authorizations, notices, filings with, or consents of, any other third party, the failure of which to obtain and maintain could not reasonably be expected to result in a Material Adverse Effect.
     (f) Binding Agreement. This Agreement has been, and each other Transaction Document when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each other Transaction Document when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.
     (g) Litigation. Except as set forth on Schedule 4.01(g), there is no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries, including any Environmental Action, pending or threatened in writing before any Governmental Authority or arbitrator that (i) could reasonably be likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction.
     (h) Financial Statements. (i) The Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2005, the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended and the Consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 2006, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the nine months then ended, duly certified by the director of finance of the Borrower, copies of which have been furnished to the Administrative Agent pursuant to Section 3.01, fairly present in all material respects, subject, in the case of said balance sheet as at September 30, 2006, and said statements of income and cash flows for the nine months then ended, to year end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis.
     (ii) The Consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at September 30, 2006, and the related Consolidated pro forma statement of income of the Borrower and its Subsidiaries for the twelve-month period then ended, respectively, certified by the director of finance of the Borrower, copies of which have been furnished to the Administrative Agent pursuant to Section 3.01, fairly present in all material respects the Consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date giving effect to the Transaction, all in accordance with GAAP.
     (iii) The Consolidated forecasted balance sheet, statement of income and statement of cash flows of the Borrower and its Subsidiaries delivered to the Administrative Agent, pursuant to Section 3.01(a)(ix) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s reasonable best estimate of its future financial performance.
     (i) Accuracy of Information; Projections. All information (other than the information delivered pursuant to Section 3.01(a)(ix), other financial projections and general economic information) heretofore or contemporaneously furnished to any Lender by or on behalf of the Borrower in connection with any Loan Document or any transaction contemplated hereby (including the Transactions), taken together as a whole with all other information with which such Lender has previously been furnished, is complete and correct in all material respects, as of the date such information was furnished and as of the Effective Date, and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make any information not misleading in light of the circumstances under which furnished.
     (j) Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
     (k) Investment Company Act. The Borrower is not an “investment company,” as defined in or subject to regulations under the Investment Company Act of 1940, as amended.
     (l) Solvency. After giving affect to the Transaction, the Borrower and its Subsidiaries are, on a Consolidated basis, Solvent.

     (m) ERISA Etc. (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has had or is reasonably expected to have a Material Adverse Effect.
     (ii) Neither the Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan except for Withdrawal Liability that could not reasonably be expected to have a Material Adverse Effect.
     (iii) Neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a material Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.
     (n) Environmental Matters. (i) Except as otherwise set forth on Part I of Schedule 4.01(o) hereto, the operations and properties of the Borrower and each of its Subsidiaries comply with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, except for any such noncompliance, obligation or cost that could not reasonably be likely to have a Material Adverse Effect and, to the best knowledge of the Borrower, no circumstances exist that could (A) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of their properties that could reasonably be likely to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership or transferability, or subject to any material Lien, under any Environmental Law.
     (ii) Except as otherwise set forth on Part II of Schedule 4.01(o) hereto, none of the properties currently or formerly owned or operated by the Borrower or any of its Subsidiaries is currently listed or proposed for listing on the NPL or on the CERCLIS or any analogous state or local list; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by the Borrower or any of its Subsidiaries except where such treatment, storage or disposal could not reasonably be likely to have a Material Adverse Effect; there is no asbestos or asbestos-containing material on any property currently owned or operated by the Borrower or any of its Subsidiaries that requires abatement under any applicable Environmental Law that could reasonably be likely to have a Material Adverse Effect; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries in a manner that would reasonably be expected to require any investigation, cleanup, remediation or remedial action by the Borrower under any applicable Environmental Law that could reasonably be likely to have a Material Adverse Effect.
     (iii) Except as otherwise set forth on Part III of Schedule 4.01(o) hereto, neither the Borrower nor any of its Subsidiaries is undertaking, and has not completed,

either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to the Borrower or any of its Subsidiaries, except, in each case above, where any such investigation or assessment or remedial or response action or liability could not reasonably be likely to have a Material Adverse Effect.
     (o) Tax Matters. (i) Neither the Borrower nor any of its Subsidiaries is party to any tax sharing agreement.
     (ii) The Borrower and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed, other than those tax returns where the failure to file such returns could not be reasonably expected to have a Material Adverse Effect, and has paid all taxes shown thereon to be due, together with applicable interest and penalties (other than taxes contested in good faith).
     (iii) No issues have been raised by the Internal Revenue Service in respect of federal income tax returns for years for which the expiration of the applicable statute of limitations has not occurred by reason of extension or otherwise that, in the aggregate, could be reasonably likely to have a Material Adverse Effect.
     (iv) No issues have been raised by any state, local or foreign taxing authorities, in respect of the returns for years for which the expiration of the applicable statute of limitations has not occurred by reason of extension or otherwise, that, in the aggregate, could be reasonably likely to have a Material Adverse Effect.
     (p) Debt. Except as otherwise set forth on Schedule 4.01(p) (“Existing Debt”), the Borrower has no Debt other than Debt under this Agreement.
     (q) Regulatory Approvals. Except for any FERC approvals required in connection with the Secured Parties’ (as defined in the Intercreditor Agreement) exercise of remedies under the Financing Documents, no approvals or authorizations from FERC are required to be obtained by the Borrower, its Subsidiaries or the Lenders with respect to the Transaction.
     (r) Existing Regulatory Orders. The Borrower and each of its Subsidiaries are in full compliance in all material respects with the terms and conditions of all orders issued by FERC under Section 203 of the FPA and obtained by the Borrower or any such Subsidiary.

     (s) PUHCA. The Borrower is a “holding company” within the meaning of Section 1262(8) of PUHCA solely with respect to its ownership of one or more EWGs, and is not subject to or is otherwise exempt from regulation under PUHCA except for regulation under Section 1265 of PUHCA.
     (t) Violation of Law. The Borrower is not in violation of any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award binding on it, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.
ARTICLE V
COVENANTS
          SECTION 5.01. Affirmative Covenants. Until a Repayment Event has occurred, the Borrower will:
     (a) Compliance with Laws, Etc. Comply with all applicable laws, rules, regulations and orders binding on it, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, other than any such non-compliance which could not reasonably be expected to have a Material Adverse Effect.
     (b) Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property (unless, in the case of (i) and (ii), the failure to do so could not reasonably be expected to have a Material Adverse Effect); provided, however, that the Borrower shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and only to the extent that adequate reserves are being maintained.
     (c) Preservation of Existence, Etc. Preserve and maintain its existence as a limited liability company and its good standing in the State of Delaware.
     (d) Visitation Rights. Upon reasonable advance notice, at any reasonable time following the occurrence and continuance of an Event of Default, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof (at the sole expense of the Administrative Agent, Lender, agent or representative) to examine and make copies of and abstracts from the records and books of account of the Borrower and to discuss the finances and accounts of the Borrower with its certified public accountants.
     (e) Keeping of Books. Keep proper books and records and in accordance with GAAP.

     (f) Separateness. Comply with the following:
     (i) The Borrower will act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses;
     (ii) The Borrower will conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts);
     (iii) The Borrower will obtain proper authorization from member(s), shareholder(s), director(s) and manager(s), as required by its limited liability company agreement or bylaws for all of its limited liability company or corporate actions; and
     (iv) Each of the Borrower and its Subsidiaries will comply in all material respects with the terms of its certificate of incorporation or formation and by-laws or limited liability company agreement (or similar constituent documents).
          SECTION 5.02. Negative Covenants. Until a Repayment Event has occurred, the Borrower will not, at any time:
     (a) Liens, Etc. Create, incur, assume or suffer to exist any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired or assign any accounts or other right to receive income, except:
     (i) Permitted Liens;
     (ii) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights; and
     (iii) Liens under the First Lien Pledge Agreement and the Second Lien Pledge Agreement and Liens under pledge agreements in respect of a Refinancing of Debt of BostonGen permitted hereunder and under the Related Documents.
     (b) Debt. Create, incur, assume or suffer to exist any Debt, except Permitted Debt.
     (c) Change in Nature of Business. Engage in any business other than holding the Equity Interests in BostonGen and activities reasonably incidental thereto or in connection with any Permitted Development.
     (d) Mergers, Etc. The Borrower shall not consolidate or merge with or into (whether or not the Borrower is the surviving corporation), in one or more related transactions, any other Person unless (i) (1) the Borrower is the surviving corporation or (2) the entity or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) (the entity or Person described in this clause (2), the “Successor Company”) is a corporation, partnership, limited liability company or trust organized or existing under the laws of the United States or any State thereof, (ii) immediately after giving effect to such transaction no Default or Event of Default shall occur or be continuing and no Default or Event of Default, in each case, under (and as defined in) the Related Documents and the Financing Documents referred to therein shall have occurred and be continuing, (iii) immediately after giving effect to such transaction, the Borrower or the Successor Company shall own all of the Equity Interests of BostonGen, (iv) such other Person is a Qualified Owner, (v) each of S&P and Moody’s shall have provided written confirmation of their respective ratings of the Debt under the BostonGen Facilities (as in effect immediately prior to such consolidation or merger) after giving effect to such consolidation or merger and (vi) the Successor Company assumes all of the obligations of the Borrower under the Notes and this Agreement pursuant to an amendment or supplement to this Agreement and each other instrument, document or agreement entered into by the Borrower in connection therewith, in each case, in a form reasonably satisfactory to the Administrative Agent.
     (e) Sales of Assets, Etc.
     (i) sell, lease, transfer or otherwise dispose of its Equity Interests in BostonGen or its Subsidiaries (other than the Liens permitted pursuant to Section 5.02(a)(iii));
     (ii) permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of any assets of such Subsidiary, except Permitted Subsidiary Asset Sales;
     (iii) sell, lease, transfer or otherwise dispose of any other assets of the Borrower;
     (iv) grant any option or other right to purchase, lease or otherwise acquire any assets referred to in clause (i) or (iii) above (unless such option or right is conditioned upon compliance with all obligations of the Borrower and its Subsidiaries under the Loan Documents, the Related Documents and the Financing Documents referred to therein);
except, in any case:
     (A) the liquidation, sale or use of Cash and Cash Equivalents; and
     (B) Events of Eminent Domain or Casualty Events (as such terms are defined in the Security Deposit Agreement) are deemed not to constitute sales, leases, transfers or other dispositions of Property for purposes of this Section 5.02(e).

     (f) Investments in Other Persons. Make or hold any Investment in any Person, except:
     (i) Investments by the Borrower from time to time in the Equity Interests of Persons who are its Subsidiaries on the Effective Date;
     (ii) Investments by the Borrower in Cash and Cash Equivalents;
     (iii) Investments indirectly by the Borrower in Permitted Developments made solely with the proceeds of capital contributions to the Borrower from the holders of its Equity Interests (or sales of equity securities of the Borrower) not to exceed (when together with the aggregate amount of Debt incurred by BostonGen and its Subsidiaries in connection with a Permitted Development) in the aggregate $140,000,000;
     (iv) Investments individually by the Borrower in any other Subsidiary permitted pursuant to Section 5.02(j) in an aggregate amount not to exceed $5,000,000; and
     (v) any other investments in an aggregate amount not to exceed $500,000 at any time.
     (g) Restricted Payments. Except in connection with the Tender Offer and the Distribution, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower, except that any Subsidiary of the Borrower may declare and pay cash dividends to the Borrower or to any Subsidiary of the Borrower of which it is a Subsidiary, except:
     (i) in connection with the issuance of Equity Interests of the Borrower and contemporaneous purchase of its Equity Interests (for consideration consisting of Cash and/or Equity Interests) from existing unitholders in a transaction (including by way of merger permitted pursuant to Section 5.02(d)) in which any “person” or “group” (within the meaning of Rules 13(d) of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date) (other than any such “person” or “group” holding, directly or indirectly, beneficially or of record, any Equity Interests in the Borrower as of the Auction Date) (the “Proposed Acquiror”) acquires ownership, directly or indirectly, beneficially or of record, of more than 35% on a fully diluted basis of the aggregate voting power represented by the issued and outstanding Equity Interests in the Borrower; provided that (A) such Proposed Acquiror is a Qualified Owner (B) each of S&P and Moody’s shall have provided written confirmation of their respective ratings of the Debt under the

BostonGen Facilities (as in effect immediately prior to such acquisition) after giving effect to such acquisition and (C) immediately after giving effect to such issuance or sale of Equity Interests no Default or Event of Default shall have occurred and be continuing and no Default or Event of Default, in each case, under (and as defined in) the Related Documents and the Financing Documents shall have occurred and be continuing;
     (ii) the purchase, redemption, or acquisition for value of any of its Equity Interests (other than unit appreciation rights) from its existing unitholders and holders of warrants of the Borrower as of the Effective Date in an aggregate amount not to exceed $25,000,000; and
     (iii) the purchase of unit appreciation rights of directors not to exceed $1,000,000 for each Fiscal Year that has elapsed since the Effective Date.
     (h) Amendments of Constitutive Documents. Amend its limited liability company agreement, bylaws or other constitutive documents other than amendments that could not be reasonably expected to have a Material Adverse Effect.
     (i) Accounting Changes. Make or permit any change in accounting policies or reporting practices, except as permitted by GAAP.
     (j) Partnerships; Formation of Subsidiaries, Etc. (i) Become a general partner in any general or limited partnership or joint venture or (ii) organize any new Subsidiary (other than Subsidiaries of BostonGen permitted under the First Lien Credit Agreement).
     (k) Regulatory Matters. Make or permit to be made any change in the ownership of it or its Subsidiaries without first obtaining any necessary authorization under Section 203 of the FPA.
     (l) Transactions with Affiliates. Borrower will not enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract is:
     (i) (A) on fair and reasonable terms no less favorable to the Borrower than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (B) of the kind which would be entered into by a prudent Person in the position of the Borrower with a Person that is not one of its Affiliates;
     (ii) an arrangement, transaction or contract expressly permitted by the terms of this Agreement;
     (iii) the payment of fees (including any payments in respect of unit appreciation rights permitted pursuant to Section 5.02(g)(iii)) and indemnities to directors, officers, consultants and employees of the Borrower in the ordinary course of business;

     (iv) pursuant to the Management and Operation Agreements (if any), including the payment of fees, costs and expenses as required thereunder (as of the date hereof); or
     (v) the payment of fees, expenses, bonuses and awards related to the Transactions contemplated by the Transaction Documents and Loan Documents to the extent, in the case of the Transaction Documents, written notice thereof has been provided to the Administrative Agent prior to the Effective Date.
          SECTION 5.03. Reporting Requirements. Until a Repayment Event has occurred, the Borrower will furnish to the Administrative Agent (who will then circulate to the Lenders):
     (a) Default Notice. As soon as possible and in any event within five days after the Borrower obtains knowledge thereof, the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.
     (b) Annual Financials. As soon as available and in any event within 120 days after the end of each Fiscal Year (but, in the case of the 2006 Fiscal Year, 150 days after the end of such Fiscal Year), a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by (i) an opinion as to such audit report of KPMG LLP or other independent public accountants of recognized standing acceptable to the Administrative Agent and (ii) a certificate of the director of finance of the Borrower (A) certifying such financial statements as having been prepared in accordance with GAAP and (B) stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP.
     (c) Quarterly Financials. As soon as available and in any event within 60 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the director of finance of the Borrower as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP.
     (d) [Reserved].
     (e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, litigation and proceedings before any Governmental Authority of the type described in Section 4.01(g).
     (f) ERISA.
     (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that could reasonably be expected to result in liability in excess of $10,000,000, a statement of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information within 10 Business Days.
     (ii) Plan Terminations. Promptly and in any event within ten Business Days after receipt thereof by the Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.
     (iii) Multiemployer Plan Notices. Promptly and in any event within ten Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability that could reasonably be expected to result in liability in excess of $10,000,000 by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan that could reasonably be expected to result in liability in excess of $10,000,000 or (C) the amount of liability incurred, or that may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (A) or (B).

ARTICLE VI
EVENTS OF DEFAULT
          SECTION 6.01. Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.
     (a) Payment Defaults. (i) the Borrower shall fail to pay any principal of any Loan when the same shall become due and payable or (ii) the Borrower shall fail to make any other payment under any Loan Document, in each case under this clause (a) within ten Business Days after the same shall become due and payable.
     (b) Misrepresentation. any representation or warranty made by the Borrower (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; provided, however, that if (i) the Borrower was not aware that such representation or warranty was false or incorrect at the time such representation or warranty was made, (ii) the fact, event or circumstance resulting in such false or incorrect representation or warranty is capable of being cured, corrected or otherwise remedied and (iii) such fact, event or circumstance resulting in such false or incorrect representation or warranty shall have been cured, corrected or otherwise remedied, within 30 days from the date on which the Borrower or any officer thereof first obtains knowledge thereof such that such incorrect or false representation or warranty (as cured, corrected or remedied) could not reasonably be expected to result in a Material Adverse Effect, then such incorrect or false representation or warranty shall not constitute a Default or Event of Default.
     (c) Certain Covenants. the Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 2.13, 5.01(c), 5.02 or 5.03(a) and such default shall continue unremedied for a period of 30 days after the earlier of the date on which (x) any Responsible Officer of the Borrower becomes aware of such failure or (y) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender.
     (d) Other Covenants. the Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 60 days after the earlier of the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender.
     (e) Cross Default. the Borrower shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of the Borrower that is outstanding in a principal amount of at least $25,000,000 either individually or in the aggregate for the Borrower (but excluding Debt outstanding under this Agreement), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof.
     (f) Insolvency Event. the Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any such Subsidiary seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f).
     (g) Judgments. any final judgments or orders, either individually or in the aggregate, for the payment of money in excess of $25,000,000 shall be rendered against the Borrower by one or more Governmental Authorities, arbitral tribunals or other bodies having jurisdiction against the Borrower which remains unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
     (h) Non-Monetary Judgments. any non-monetary judgment or order shall be rendered against the Borrower that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
     (i) Invalidity. any provision of any Loan Document after delivery thereof pursuant to Section 3.01 shall for any reason cease to be valid and binding on or enforceable against the Borrower to it, or the Borrower shall so state in writing.
     (j) ERISA. (i) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the

Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Borrower and the ERISA Affiliates related to such ERISA Event) that could reasonably be expected to have a Material Adverse Effect.
     (ii) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), that could reasonably be expected to have a Material Adverse Effect.
     (iii) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount that could reasonably be expected to have a Material Adverse Effect.
          SECTION 6.02. Action if Insolvency. In the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Subsidiaries under the Federal Bankruptcy Code, (x) the Commitments of each Lender and the obligation of each Lender to make Loans shall automatically be terminated and (y) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
          SECTION 6.03. Action if Other Event of Default. (a) If any Event of Default specified in Sections 6.01(a), (c) (other than with respect to the breach of covenants set forth in Section 5.02(i)), (d) (other than with respect to the breach of covenants set forth in Section 5.01(a), (d) and (e) and Sections 5.03(b), (c), (e) and (f)), (g), (i) or (j) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Loans and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.
          (b) If prior to a BostonGen Repayment Event any event shall occur or condition shall exist under any agreement or instrument relating to any Debt under the First Lien Credit Agreement or the Second Lien Credit Agreement (or, in each case, any Refinancing thereof permitted by this Agreement and the Related Documents) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt or otherwise to cause such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased in each case prior to the stated maturity thereof and if any Event of Default specified in Section 6.01(b), (c) (with respect to a breach of the covenant set forth in Section 5.02(i)), (d) (other than with respect to the breach of covenants set forth in Section 5.01(d) or (e) or Sections 5.03(b), (c), (e) and (f)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Loans and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.
(c) If after a BostonGen Repayment Event, any Event of Default specified in Section 6.01(d), (e) or (h) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Loans and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII
THE AGENTS
          SECTION 7.01. Authorization and Action. (a) Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Borrower), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law.
          (b) The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, employee or attorney-in-fact that it selects in accordance with the foregoing provisions of this Section 7.01(b) in the absence of the Administrative Agent’s gross negligence or willful misconduct.
          SECTION 7.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of the Borrower or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of the Borrower; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.
          SECTION 7.03. Initial Banks and Affiliates. With respect to its Commitments, the Loans made by it and any Notes issued to it, each Initial Bank shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though each were not an Administrative Agent; and the term “Lenders” or “Lender” shall, unless otherwise expressly indicated, include each Initial Bank in their respective individual capacities. Each Initial Bank and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person that may do business with or own securities of the Borrower or any such Subsidiary, all as if such Initial Bank was not an Administrative Agent and without any duty to account therefor to the Lenders. No Initial Bank shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Initial Bank.
          SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
          SECTION 7.05. Indemnification. Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.
          SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days’ written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent as to such of the Facilities as to which the Administrative Agent has resigned or been removed. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 7.06 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Administrative Agent’s resignation or removal shall become effective, (b) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
ARTICLE VIII
MISCELLANEOUS
          SECTION 8.01. Amendments, Etc. (a) Subject to clause (b) below, no amendment or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders (or the Administrative Agent on their behalf), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that
     (i) no amendment, waiver or consent shall, unless in writing and signed by the Borrower and all of the Lenders, do any of the following at any time:
     (A) waive any of the conditions specified in Section 3.01;
     (B) change (A) the definition of “Required Lenders” or (B) the number of Lenders or the percentage of the aggregate unpaid principal amount of the Loans shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document; or
     (C) amend this Section 8.01; and
     (ii) no amendment, waiver or consent shall, unless in writing and signed by the Borrower and the Required Lenders and each Lender specified below for such amendment, waiver or consent:
     (A) reduce the principal of, or stated rate of interest on, the Loans owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender;
     (B) postpone any date scheduled for any payment of principal of, or interest on, the Loans pursuant to Section 2.04 or 2.07 or any date fixed for any payment of fees hereunder in each case payable to a Lender without the consent of such Lender;
     (C) impose any restrictions on the rights of such Lender under Section 8.07; or
     (D) change the order of application of any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.06 in any manner that materially adversely affects the Lenders without the consent of holders of a majority of the Loans outstanding hereunder;
provided further that no amendment, waiver or consent shall, unless in writing and signed by the Borrower and the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents.
          (b) Notwithstanding the other provisions of this Section 8.01, the Borrower and the Administrative Agent may (but shall have no obligation to) amend or supplement the Loan Documents without the consent of any Lender: (i) to cure any ambiguity, defect or inconsistency or (ii) to make any change that would provide any additional rights or benefits to the Lender.
          (c) If, in connection with any proposed amendment, waiver or consent, the consent of all of the Lenders, or all of the Lenders directly affected thereby, is required pursuant to this Section 8.01, and any such Lender refuses to consent to such amendment, waiver or consent as to which the Required Lenders have consented (any such Lender whose consent is not obtained as described in this Section 8.01 being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request and at the sole cost and expense of the Borrower, the Administrative Agent or an Eligible Assignee shall be entitled (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender (by its acceptance of the benefits of the applicable Loan Documents) agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Eligible Assignee, all of the Loans and Commitments of such Non-Consenting Lender or Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale; provided that such Eligible Assignee consents to the proposed amendment, waiver or consent. Each Lender (by its acceptance of the benefits of the Loan Documents) agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) ineffective.
          SECTION 8.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic, telecopy or electronic (including portable document format (pdf) communication) and mailed, telegraphed, telecopied or delivered or (y) as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), in an electronic medium and delivered as set forth in Section 8.02(b), if to the Borrower, at its address at The Schrafft Center, 529 Main Street, Suite 605, Charlestown, MA 02129, Attention: Chief Executive Officer, Fax: (617) 381-2211 (with a copy sent to EBG Holdings LLC c/o K Road Power Management, LLC, 330 Madison Avenue, 25th Floor, New York, NY 10017, Attention: Chief Executive Officer, Fax: (212) 351-0515 and a copy sent to Robert F. Quaintance Jr. and Paul D. Brusiloff, Debevoise & Plimpton LLP, 919 Third Avenue,

New York, New York 10022, Fax: (212) 521-7451 and (212) 521-7015, respectively); if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the administrative questionnaire delivered in conjunction with the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent, at its address at 11 Madison Avenue, New York, NY 10010, Attention: Candace Sorina, Fax: (212) 325-8304, E-mail Address: candace.sorina@credit-suisse.com or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent; provided, however, that materials and information described in Section 8.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, or e-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or sent by electronic communication, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.
          (b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Loan (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).
          (c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT

OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          (c) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees (i) that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
          SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 8.04. Costs and Expenses. (a) Other than with respect to Other Taxes which are governed solely by Section 2.11, the Borrower agrees to pay on demand (i) all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto, with respect to advising the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with the Borrower or with other creditors of the Borrower or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Administrative Agent and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender with respect thereto).
          (b) The Borrower agrees to indemnify, defend and save and hold harmless the Administrative Agent, each Lender and each of their Affiliates and their respective officers, directors, employees, agents, trustees and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and related expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the actual or proposed use of the proceeds of the Loans, the Transaction Documents or any of the transactions contemplated thereby (including, without limitation, the Transaction) or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense (x) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or (y) in the case of clause (i) above, is a tax. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. The Borrower also agrees not to assert any claim against the Administrative Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents, trustees and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the actual or proposed use of the proceeds of the Loans, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.
          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Loan as a result of a payment or Conversion pursuant to Section 2.05, 2.08(b)(i) or 2.09(d), acceleration of the maturity of the Loans pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Loan for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.05 or Section 6.01 or otherwise, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such

Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.
          (d) If the Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Borrower by the Administrative Agent or any Lender, in its sole discretion.
          (e) Without prejudice to the survival of any other agreement of the Borrower hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.
          SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. The Administrative Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender and their respective Affiliates may have.
          SECTION 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.
          SECTION 8.07. Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Loans owing to it and the Note or Notes held by it); provided, however, that (i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved

Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower), provided that simultaneous assignments by two or more Related Funds shall be treated as one assignment for purposes of the minimum assignment requirement, (ii) each such assignment shall be to an Eligible Assignee, and to the extent such assignment is to any Eligible Assignee that, immediately prior to such assignment, was not a Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent shall have consented to such assignment (in each case such consent not to be unreasonably withheld or delayed), (iii) each such assignment made as a result of a demand by the Borrower pursuant to Section 8.01 shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (iv) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.16 or Section 8.01 unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (v) no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lender that syndication of the Commitments hereunder has been completed and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with (A) any Note or Notes (if any) subject to such assignment (B) an administrative questionnaire and tax forms, if applicable and (C) a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, however, that only one such fee shall be payable with respect to simultaneous assignments by or to one or more Related Funds; provided further that for each such assignment made as a result to a demand by the Borrower pursuant to Section 2.16 or Section 8.01, the Borrower shall pay to the Administrative Agent the applicable processing and recordation fee.
          (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.09, 2.11 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Loans owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. If requested, in the case of any assignment by a Lender, within

10 Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) an amended and restated Note (which shall be marked “Amended and Restated”) to the account of such Eligible Assignee in an amount equal to the Commitment assumed by it under the Facility pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder under the Facility, an amended and restated Note to the account of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such amended and restated Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.
          (f) Each Lender may sell participations to one or more Persons (other than the Borrower or any of its Subsidiaries) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Loans owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.
          (g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.
          (h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
          (i) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 8.07,

(i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
          (j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.09 and 2.11 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and with the payment of a processing fee of $500, assign all or any portion of its interest in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (j) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loans are being funded by the SPC at the time of such amendment.
          SECTION 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Electronic delivery (by telecopier or portable document format (pdf)) of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.
          SECTION 8.09. Confidentiality. Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Administrative Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents, trustees and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any

similar organization or quasi-regulatory authority) regulating such Lender, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender, (e) in connection with any litigation or proceeding to which the Administrative Agent or such Lender or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.
          SECTION 8.10. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lender in maintaining compliance with the Patriot Act.
          SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.
          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          SECTION 8.12. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the internal laws of the State of New York.
          SECTION 8.13. Waiver of Jury Trial. Each of the Borrower, the Administrative Agent and the Lender irrevocably waives, to the fullest extent permitted by applicable law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Loans or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BG NEW ENGLAND POWER SERVICES, INC. as Guarantor
By:	/s/ David L. Tohir
	Name:	David L. Tohir
	Title:	President

EBG HOLDINGS LLC, as Borrower
By:	/s/ David L. Tohir
	Name:	David L. Tohir
	Title:	President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent and as Initial Lender
By:	/s/ James Moran
	Name:	James Moran
	Title:	Managing Director

By:	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Associate

Initial Lenders GOLDMAN SACHS CREDIT PARTNERS L.P.
By:	/s/ Guillermo Nalle
	Name:	Guillermo Nalle
	Title:	Managing Director